Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2023, relating to the financial statements of Ingersoll Rand Inc. and the effectiveness of Ingersoll Rand Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ingersoll Rand Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Charlotte, NC
August 7, 2023